[GYRODYNE LETTERHEAD]





Dear Shareholders:

Since we prepared the accompanying 2005 Annual Report and the enclosed letter to shareholders, certain important events have occurred which we would like to draw to your attention.

As noted in a press release we issued earlier this month, on November 2, 2005 Stony Brook University (the "University") exercised the authority granted under the Eminent Domain Procedural Law (EDPL) to condemn 245 acres of our Flowerfield property. The University served us with a Notice of Advance Payment, which included the University's valuation of the acreage at $26.3 million.

We rejected that offer as grossly undervaluing the property. Pursuant to the EDPL, we will be pursuing a higher valuation in the New York State Court of Claims. We are organizing an intense and proactive effort to be compensated for the fair market value of the property and we are confident that we will be able to make a credible case in the Court of Claims that the advance payment represents only a small portion of the property's value.

For further information regarding the University's condemnation, we direct your attention to the press releases issued regarding this matter which can be found on the Company's website at www.Gyrodyne.com.

The Board of Directors recently received the final report of our investment bankers, Coady Diemar Partners, regarding strategic alternatives for the future direction of the Company. The Board and management have been evaluating the report and will make a presentation at our December 9, 2005 shareholder meeting regarding the future direction of the Company and the alternative strategies it is considering to maximize and expedite the realization of shareholder value. We encourage you to attend the meeting.

                                         Very truly yours

                                         /s/ Stephen V. Maroney

                                         Stephen V. Maroney
                                         President & Chief Executive Officer